UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

FORM 3

(Print or Type Responses)
1.  Name and Address of Reporting Person*

Donahue     Thomas            R.
(Last)      (First)           (Middle)

c/o Federated Investors Inc.
1001 Liberty Avenue
(Street)

Pittsburgh  PA                15222
(City)      (State)           (Zip)


2.  Date of Event Requiring Statement  (Month/Day/Year)
            12/19/2002

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


4.  Issuer Name and Ticker and Ticker or Trading Symbol

            Federated Premier Intermediate Municipal Income Fund  FPT

5.  Relationship of Reporting Person(s) to Issuer:  (Check all if applicable)
      Director              _________10% Owner
      Officer (give title below)    _____X____Other (specify below)

Treasurer Federated Investment Management Co.

6.  If Amendment, Date of Original (Month/Day/Year)


7.  Individual or Joint/Group Filing (Check Applicable Limit)
___X___  Form filed by One Reporting Persons
_______  Form filed by More than One Reporting Persons

             Table I -- Non-Derivative Securities Beneficially Owned
1. Title of         2. Amount of   3. Ownership   4. Nature of Indirect
   Security            Securities     Form:          Beneficial
   (Instr. 4)          Beneficially   Direct (D)     Ownership (Instr. 5)
                       Owned          or
                       (Instr. 4)     Indirect
                                      (I)
                                      (Instr. 5)
No securities
owned.





     * If the form is filed by more than one reporting person, see Instruction 5(b)(v).


               Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1. Title of        2.  Date           3.  Title and Amount of   4.Conversion5.         6.  Nature
   Derivative         Exercisable        Securities             or         Ownership  of
   Security           and Expiration     Underlying Derivative  Exercise   Form of    Indirect
   (Instr. 4)         Date               Security (Instr. 4)    Price of   Derivative Beneficial
                      (Month/Day/Year)                          Derivative Security:  Ownership
                                                                Security   Direct     (Instr. 5)
                                                                           (D) or
                                                                           Indirect
                                                                           (I)
                                                                           (Instr. 5)
                   Date      Expiration    Title      Amount
                   ExercisableDate                     or
                                                      Number
                                                      of Shares
No securities
owned.











     ** Intentional misstaments or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/ Thomas R. Donahue               December 19, 2002
**Signature of Reporting Person     Date